Agree Realty Corporation Reports Operating Results For The First Quarter 2013

FARMINGTON HILLS, Mich., April 29, 2013 /PRNewswire/ --

FIRST Quarter 2013 Highlights:

  Increased funds from operations for the quarter by 16%, year over year
  Increased adjusted funds from operations for the quarter by 12%, year over year
  Increased total revenues for the quarter by 22%, year over year
  Acquired five net leased properties for $15 million
  Increased first quarter dividend by 2.5% to $0.41 per share paid on April 9, 2013

Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2013. First quarter funds from operations (FFO) increased 16% to $6,383,000 compared with FFO, for the comparable period in 2012 of $5,507,000. FFO per diluted share for the first quarter of 2013 was $0.49 compared with FFO per diluted share of $0.50 for the comparable period in 2012. The decrease in FFO per share was primarily due to the increase in the weighted average shares outstanding as the result of the common share offerings in January 2012 and 2013, as well as the timing of investment activity.

First quarter adjusted funds from operations (AFFO) increased 12% to $6,412,000 compared with AFFO, for the comparable period in 2012 of $5,710,000. AFFO per diluted share for the first quarter of 2013 was $.49 compared to AFFO per diluted share of $.51 for the first quarter of 2012.

Net income for the first quarter of 2013 increased 13.7% to $5,392,000, or $0.41 per diluted share, compared to the comparable period in 2012 of $4,742,000, or $.43 per diluted share. Total revenues increased by 22% to $10,248,000, compared with total revenues of $8,386,000 in the first quarter of 2012.

"I am extremely pleased to report these positive operating results for the quarter, including the double digit improvements in funds from operations as well as total revenues. These results are directly attributable to our activities on both the acquisition and development fronts. During the quarter, we continued to execute on our goals of strategically expanding, improving and diversifying our portfolio of single tenant assets leased to industry leading retailers with the announcement of two exciting new development projects as well as the acquisition of five high-quality net lease assets. These tenants are all best in class in their respective retail sectors: grocery, pet supplies, pharmacy, gas and convenience, sporting goods, dollar store and auto parts," said Joey Agree, President and Chief Executive Officer. "Our balance sheet remains in fantastic shape to continue to allow us to execute on our pipeline of acquisition and development opportunities."

More information about the Company's calculations of FFO and AFFO, as well as reconciliations of net income (in accordance with generally accepted accounting principles) to FFO and AFFO, is included in the financial tables accompanying this press release.

Acquisitions

The Company acquired five retail properties during the first quarter for approximately $15 million. The single tenant properties acquired are net leased to Dick's Sporting Goods and PetSmart in St. Joseph, Missouri; DG Market in Statham, Georgia; AutoZone in North Las Vegas, Nevada; and Family Dollar in Memphis, Tennessee.

Development Activity

In April 2013, the Company delivered a completed development to Wawa in Kissimmee, Florida which opened April 3, 2013. The Company also turned over a Walgreens in Rancho Cordova, California in April 2013. Total development cost for the two projects was approximately $8 million.

In April 2013, the Company closed on the acquisition of a parcel of land in St. Petersburg, Florida for the development of a Wawa. Rent is anticipated to commence during the first half of 2014.

The Company's development activity continues at three additional projects. In August 2012, the Company closed on a parcel of land in Pinellas Park, Florida to be developed for Wawa under a long-term ground lease with the Company. Rent is anticipated to commence in the second quarter of 2013. In September 2012, the Company announced that it had closed on the acquisition of a parcel of land in Casselberry, Florida for a development expected to be completed by the fourth quarter of 2013. In December 2012, the Company closed on the acquisition of a building in Ann Arbor, Michigan for redevelopment. The redevelopment, which is pre-leased to Walgreens, is expected to be completed by the second quarter of 2014. The purchase price was $5.8 million.

The Company's construction in progress balance totaled approximately $21.2 million at March 31, 2013.

Dispositions

The Company sold a Walgreens store located on Michigan Avenue in Ypsilanti, Michigan for approximately $5,600,000 during the first quarter. The 13,650 square foot store was developed by the Company in 2008.

Portfolio

At March 31, 2013, the Company's portfolio consisted of 113 properties located in 30 states with a total of 3.3 million square feet of gross leasable space. The portfolio was approximately 97% leased at the end of the quarter. Total assets were $380,207,000.

Major Tenants

The following is a breakdown of base rents in effect at March 31, 2013 for each of the Company's major tenants:

Tenant	Annualized Base Rent	Percent of Total Base Rent
Walgreens	$ 11,148,744	29%
Kmart	2,748,691	7%
CVS	2,463,490	6%
Total	$ 16,360,925	42%

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at March 31, 2013 for each type of retail tenant:

Type of Tenant	Annualized Base Rent	Percent of Base Rent
National	$ 34,069,825	88%
Regional	$ 3,508,638	9%
Local	$ 1,211,534	3%
Total	$ 38,789,997	100%

The following is a breakdown of base rents in effect at March 31, 2013 for each type of property:

Type of Property	Annualized Base Rent	Percent of Base Rent	Square Feet	Percent of Square feet
Free standing properties	$ 31,228,650	81%	1,964,140	59%
Shopping center properties	$ 7,561,347	19%	1,373,269	41%
Total	$ 38,789,997	100%	3,337,409	100%

Lease Expirations

The following table, as of March 31, 2013, sets forth lease expirations for the next 10 years for the Company's portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

Expiration Year	Number of Leases Expiring	Gross Leasable Area		Annualized Base Rent
		Square Footage	Percent of Total	Amount	Percent of Total	Average Per Square Foot

2013	7	89,795	2.8%	$ 476,812	1.2%	$ 5.31
2014	18	286,017	8.8%	1,445,933	3.7%	5.06
2015	20	503,070	15.5%	2,492,988	6.4%	4.96
2016	15	108,341	3.4%	1,011,132	2.6%	9.33
2017	11	88,369	2.7%	1,580,510	4.1%	17.89
2018	14	309,032	9.5%	2,111,404	5.5%	6.83
2019	7	85,170	2.6%	1,820,559	4.7%	21.38
2020	5	114,101	3.5%	1,101,778	2.8%	9.66
2021	11	204,568	6.3%	3,670,185	9.5%	17.94
2022	8	182,874	5.6%	1,510,494	3.9%	8.26
Thereafter	69	1,276,448	39.3%	21,568,202	55.6%	16.90
Total	185	3,247,785	100.0%	$38,789,997	100.0%	$ 11.94

During the first quarter of 2013, Kmart exercised five-year extension options at Central Michigan Commons in Mt. Pleasant, Michigan and Capital Plaza in Frankfort, Kentucky. The Central Michigan Commons store is 80,399 square feet and the Capital Plaza store is 80,192 square feet. The extended lease for the Central Michigan Commons store will expire on August 31, 2018 and for the Capital Plaza store will expire on September 30, 2018.

Fashion Bug vacated approximately 40,000 square feet of space at four separate shopping centers during the first quarter. The Company is working with replacement tenants for the vacated spaces.

Capital Markets/Balance Sheet

In January 2013, the Company completed an underwritten public offering of a total of 1,725,000 shares of common stock, including the full exercise of the underwriter's over-allotment option, resulting in net proceeds to the Company of approximately $44.9 million.

The Company's debt to total enterprise value was approximately 23% as of March 31, 2013. Enterprise value is calculated as the sum of mortgages payable and note payable and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

Dividend

The Company increased the dividend by 2.5%, to $.41 per share which was paid on April 9, 2013 to shareholders of record on March 28, 2013. The dividend is equivalent to an annualized dividend of $1.64 per share and represents a payout ratio of 84% of FFO for the quarter.

Outstanding Shares and Operating Partnership Units

For the three months ended March 31, 2013, the Company's fully diluted weighted average shares outstanding were 12,693,361. The basic weighted average shares outstanding for the three months ended March 31, 2013 were 12,641,730.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of March 31, 2013, there were 347,619 operating partnership units outstanding and the Company held a 97.44% interest.

Conference Call/Webcast

Agree Realty Corporation will host a live broadcast of its first quarter 2013 conference call on Tuesday, April 30, 2013 at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=93273 and also by telephone at USA Toll Free: 1-800-860-2442 and International: 1-412-858-4600. A replay will be available shortly after the call by telephone at US Toll Free: 1-877-344-7529/Conference #10027333 or International Toll:1-412-317-0088/Conference #10027333 until July 30, 2013.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of single tenant properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 115 properties, located in 30 states and containing approximately 3.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2012. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Minimum rents	$ 9,636	$ 7,817
Percentage rent	20	15
Operating cost reimbursements	592	537
Other income	-	17
Total Revenues	10,248	8,386
Expenses:
Real estate taxes	467	476
Property operating expenses	357	335
Land lease payments	107	181
General and administration	1,486	1,408
Depreciation and amortization	1,952	1,475
Total Operating Expenses	4,369	3,875
Income from Operations	5,879	4,511
Other Income (Expense)
Interest expense	(1,440)	(1,136)
Income Before Discontinued Operations	4,439	3,375
Gain on sale of asset from discontinued operations	946	908
Income from discontinued operations	7	459
Net Income	5,392	4,742
Net income attributable to non-controlling interest	141	146
Net Income Attributable to Agree Realty Corporation	5,251	4,596
Other Comprehensive Income, Net of $7, and $2
Attributable to Non-Controlling Interest	244	51
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 5,495	$ 4,647
Basic Earnings Per Share
Continuing operations	$ 0.35	$ 0.31
Discontinued operations	0.07	0.12
	$ 0.42	$ 0.43
Dilutive Earnings Per Share
Continuing operations	$ 0.34	$ 0.31
Discontinued operations	0.07	0.12
	$ 0.41	$ 0.43
Weighted Average Number of Common Shares Outstanding - Basic	12,642	10,722
Weighted Average Number of Common Shares Outstanding - Dilutive	12,693	10,755

Agree Realty Corporation Funds from Operations (in thousands, except per share amounts) (Unaudited)

Note: C6/C13 2012 totals linked to Operating Results Sheet
	Three Months Ended
	March 31,
	2013	2012
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 5,392	$ 4,742
Depreciation of real estate assets	1,595	1,434
Amortization of leasing costs	28	25
Amortization of lease intangibles	314	214
(Gain) Loss on sale of assets	(946)	(908)
Funds from Operations	$ 6,383	5,507
Funds from Operations Per Share - Dilutive	$ 0.49	$ 0.50
Weighted Average Number of Common Shares Outstanding - Dilutive	13,041	11,102

Adjusted Funds from Operations (in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 5,392	$ 4,742
Cumulative adjustments to calculate FFO	991	765
Funds from Operations	6,383	5,507
Straight-line accrued rent	(403)	(135)
Deferred revenue recognition	(116)	(116)
Stock based compensation expense	470	412
Amortization of financing costs	78	42
Capitalized building improvements	-	-
Adjusted Funds from Operations	$ 6,412	5,710
Adjusted Funds from Operations Per Share - Dilutive	$ 0.49	$ 0.51

Supplemental Information:
Scheduled principal repayments	$ 850	$ 740

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT has recently clarified the computation of FFO to exclude impairment charges on depreciable property. Management has restated FFO for prior periods presented accordingly. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the company's performance. The company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)

	March 31,	December 31,
	2013	2012
Assets:
Land	$ 135,504	$ 134,741
Buildings	252,165	240,204
Accumulated depreciation	(60,102)	(58,509)
Property under development	21,184	18,981
Property held for sale	-	4,538
Cash and cash equivalents	1,199	1,270
Accounts receivable	1,718	2,160
Deferred costs, net of amortization	26,547	24,895
Other assets	1,992	1,813
Total Assets	$ 380,207	$ 370,093
Liabilities
Mortgages payable	$ 116,526	$ 117,376
Note payable	9,000	43,530
Deferred revenue	1,815	1,931
Dividends and distributions payable	5,571	4,710
Other liabilities	3,978	4,581
Total Liabilities	136,890	172,128
Stockholder's Equity
Common stock (13,241,844 and 11,436,044 shares)	1	1
Additional paid-in capital	263,049	217,769
Deficit	(21,344)	(21,167)
Accumulated other comprehensive income (loss)	(1,050)	(1,294)
Non-controlling interest	2,661	2,656
Total Stockholder's Equity	243,317	197,965
	$ 380,207	$ 370,093

CONTACT: Alan D. Maximiuk, Chief Financial Officer, (248) 737-4190